Exhibit 99.2
NEWS RELEASE
FOR IMMEDIATE RELEASE
CREDO PETROLEUM ANNOUNCES THREE-FOR-TWO STOCK SPLIT
DENVER, COLORADO, September 13, 2005 — CREDO Petroleum Corporation (NASDAQ: CRED) today announced that its Board of Directors has approved a three-for-two split of the Company’s Common Stock.
Shareholders of record as of the close of business on September 26, 2005 will be issued a certificate representing one additional share of CREDO Petroleum Corporation Common Stock for each two shares of Common Stock held on the record date. CREDO’s transfer agent will mail the new stock certificates on or about October 11, 2005. NASDAQ rules set the ex-dividend date one business day after the mailing date, or October 12, 2005. The stock split will increase the number of shares of Common Stock outstanding to approximately 9.1 million shares.
James T. Huffman, President said, “This action highlights the Board’s confidence in CREDO’s strong financial performance and its growth prospects. It also reflects the Board’s continuing commitment to improving the liquidity of the Company’s Common Stock and broadening the Company’s ownership.”
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Contact:	David W. Vreeman
Vice President & CFO
303-297-2200
Website:	www.credopetroleum.com
CREDO Petroleum Corporation is a publicly traded independent energy company headquartered in Denver, Colorado. The company is engaged in the exploration for and the acquisition, development and marketing of natural gas and crude oil in the Mid-Continent and Rocky Mountain regions. The company’s stock is traded on the NASDAQ System under the symbol “CRED” and is quoted daily in the “NASDAQ Small-Cap Issues” section of The Wall Street Journal.
This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future. Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.